Exhibit 99.1

Conference call:	Today, Wednesday, August 8, 2007 at 4:30 P.M. EDT
Webcast / Replay URL:	www.wave.com or www.earnings.com
Dial-in numbers:	212-231-6010 or 415-537-1900

Wave Q2 2007 Revenues Rise to a Record $1.4 Million
On Continued Strength in PC OEM Software Royalties

Lee, MA — August 8, 2007 - Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported results for the second quarter (Q2) of 2007 and reviewed recent corporate progress and developments.

Principally reflecting an increase in license revenues in Q2 2007 versus last year, Wave’s Q2 2007 net revenues rose to $1,410,000, compared to Q2 2006 net revenues of $910,000.  The improvement in license revenues, which was principally due to increased royalties from shipments of Wave software by Wave’s leading OEM partner, more than offset over $200,000 in services revenues recorded from a government contract in the year-ago quarter.  Gross profit for Q2 2007 rose to $1,228,000 compared to $555,000 in Q2 2006.

For Q2 2007 Wave reported a net loss of $4,841,000, or $0.11 per basic and diluted share, compared to a Q2 2006 net loss of $4,539,000, or $0.13 per basic and diluted share.  Per-share figures are based on a weighted average number of basic shares outstanding in the second quarters of 2007 and 2006 of 44,931,000 and 35,416,000, respectively.  Wave’s shares outstanding and loss per share figures for the second quarter in 2006 have been adjusted to reflect the Company’s 1-for-3 reverse stock split that went into effect on July 26, 2006.

As of June 30, 2007, Wave had cash and equivalents of $12.5 million and no long-term debt.

Steven Sprague, Wave’s president and CEO, commented, “Wave continued to achieve revenue growth in the second quarter principally as a result of contributions from the bundling of our EMBASSY® Trust Suite (ETS) software with shipments of our OEM partners.

“Importantly, in late July our leading PC OEM commenced shipments of our ETS with EMBASSY Trusted Drive Manager security software bundled with certain notebook PCs configured with Seagate’s Momentus 5400 (Full Disc Encryption) FDE.2 hard drives.  Supporting FDE drive shipments represents an important new market opportunity for Wave.  Enterprise sales of Wave’s FDE software bundle have already closed so far in Q3 2007.  In the third quarter we have also achieved the first sales of our EMBASSY Remote Administration Server (ERAS), which provides enterprises with central management and auditing of their data protection solutions.  We believe the ERAS server is an important component that can be used to demonstrate that the data on a lost or stolen laptop was securely encrypted.

“With more than four million copies of our bundled software delivered to customers this last quarter, Wave continued to be one of the leading suppliers of the infrastructure and tools to manage and deploy Trusted Platform Module (TPM) security chips.  Wave is continuing to invest in our products and services that enable the enterprise to take advantage of the embedded security they are buying with PCs that ship with TPMs.  We believe strong authentication, strong data protection and network access control represent the important applications that allow enterprises to leverage the capabilities of the TPM.  In each application we have teamed with major partners to pursue the opportunity to deliver very attractive, cost effective and easy-to-deploy solutions.

“In the last quarter, we achieved significant progress in the data protection and Network Access Control markets and continued the evolution of our solutions.  We believe the steady growth in trusted computing features and functionality, the growing global installed base of PCs with TPM chips and growing industry awareness and appreciation of the value trusted computing can provide, could all serve to support our effort to initialize enterprise sales in the coming quarters.”

Summary of recent progress/developments:
(for more details, please visit www.wave.com):

PC OEM Partner Commences Shipments of Wave Software Bundled with PCs featuring Full Disc Encryption drives:  In late July, Wave’s leading PC OEM partner began shipping Wave’s ETS and EMBASSY Trusted Drive Manager software packages bundled with notebook PCs configured with FDE hard drives.  The FDE drive, in conjunction with Wave’s software, provides a new level of PC data protection and verification.

EMBASSY Trusted Drive Manager Shipments:  During Q2 2007 ASI Computer Technologies commenced initial shipments of laptops featuring the Seagate FDE.2 hard drives and bundled with Wave’s EMBASSY Trust Suite and Trusted Drive Manager software bundle.

Launched New Versions of ETS: In Q2 Wave completed delivery of a custom version of its EMBASSY Trust Suite for its leading PC OEM.  The new custom ETS version 2.0 provides capabilities such as:

•                  fingerprint and smart card pre-boot authentication support with Windows single sign on;

•                  TPM configuration and management;

•                  secure windows login;

•                  TPM-based file and folder data protection; and

•                  TPM-based username and password data protection.

The ETS 2.0 software is enterprise ready and connects seamlessly with Wave’s Embassy Remote Administration Server to provide IT with the ability to configure, manage, and audit its TPM and Trusted Drive assets.

Network Access Protection NAP & UAC: In May at Interop Wave demonstrated its endpoint integrity software solution integrated with Microsoft Network Access Protection (NAP).  Wave is also working closely with Juniper Networks on its Unified Access Control (UAC) solution.  Wave’s EMBASSY software, combined with the industry-standard Trusted Platform Module hardware security chip, complements the Juniper and Microsoft solutions by offering a tamper resistant and secure machine identity and TPM-signed and secure integrity checks in conjunction with their access control agents.  Network access control systems involve enforcing security policy and restricting prohibited platform configurations on the network; identifying and containing platforms that are noncompliant with policy; and stopping malware and root kits before they touch the network.

Wave and Winbond Expand License Agreement to Include EMBASSY® Trust Software:  In early May, Wave and Winbond Electronic Corp. amended their existing licensing agreement to include a license for the latest version of Wave’s EMBASSY® Trust Suite (ETS) Winbond Edition security software.  Under the agreement, Winbond is now permitted to bundle and distribute this security software suite from Wave with all of Winbond’s Trusted Platform Module (TPM) 1.2 security chips shipping on personal computers.

TVTonic™ Available for Windows Media Center in Windows Vista: Early in Q2 2007, Wave’s Wavexpress subsidiary announced general availability of its TVTonic application (www.tvtonic.com) that is now designed to make optimal use of the power of Windows Media Center in Windows Vista.  TVTonic allows users to watch short-form online videos in a broadcast-like viewing experience.  TVTonic is available through Online Media in Windows Media Center on Windows Vista Home Premium and Ultimate Editions.

About Wave Systems
Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure.  Wave is a leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors.  Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world’s leading security systems architects and engineers.  For more information about Wave, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements
Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

All brands are the property of their respective owners.
Contact:
Gerard T. Feeney, CFO	David Collins, Ratula Roy
Wave Systems Corp.	Jaffoni & Collins
413/243-1600	212-835-8500
info@wavesys.com	wavx@jcir.com

Wave Systems Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands)
(Unaudited)

	June 30, 2007	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$12,505	$7,966
Accounts receivable	898	636
Prepaid expenses and other receivables	399	207
Total current assets	13,802	8,809

Property & equipment, net	495	420
Other assets	133	131
Total Assets	14,430	9,360

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	2,674	3,036
Deferred revenue	517	404
Total current liabilities	3,191	3,440

Total stockholders’ equity	11,239	5,920
Total Liabilities and Stockholders’ Equity	$14,430	$9,360

Wave Systems Corp. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net revenues:
Licensing	1,399	683	2,637	991
Services	11	228	61	413
Total net revenues	$1,410	$911	$2,698	$1,404

Cost of sales:
Licensing	181	186	360	296
Services	1	170	10	275
Total cost of sales	182	356	370	571

Gross profit	1,228	555	2,328	833

Operating expenses:
Selling, general and administrative	3,720	3,212	7,386	6,402
Research and development	2,420	1,912	4,962	4,013
Total operating expenses	6,140	5,124	12,348	10,415

Operating loss	(4,912)	(4,569)	(10,020)	(9,582)

Other income:
Interest income	71	30	134	48
Other	0	0	0	3
Total other income	71	30	134	51

Net loss	(4,841)	(4,539)	(9,886)	(9,531)

Loss per common share—basic and diluted*	($0.11)	($0.13)	($0.23)	($0.28)

Adjusted weighted average shares outstanding—basic*	44,931	35,416	43,594	33,998

*                    In late July 2006, Wave effected a 3-for-1 reverse split of its common stock.  The net loss per basic share and basic weighted average shares outstanding in the three-month and six month periods of 2006 have been retroactively adjusted to reflect the impact of the reverse split.